Exhibit 10.1
Summary of Director Compensation Arrangements
     Each non-employee director of MTI Technology Corporation (the “Company”) receives an annual fee of $25,000 that is paid in quarterly installments at the beginning of each fiscal quarter. In addition, the chairpersons of each of the standing committees of the Company’s Board of Directors (i.e., the Audit Committee, Compensation Committee and Nominating Committee) receive an annual fee of $5,000. Each of the members (including the chairpersons) of the Compensation Committee and the Nominating Committee receive an annual fee of $2,500, and each of the members (including the chairperson) of the Audit Committee receive an annual fee of $5,000, for their service in that capacity. The Company’s Lead Director receives an additional annual fee of $15,000. The Company’s employee directors do not receive any cash compensation for serving on the Board of Directors, but are reimbursed for expenses incurred in attending board meetings. Each non-employee director is included in the Company’s executive medical plan and is permitted to participate in the Company’s investment and tax planning program.
     Each non-employee director is granted a nonqualified option to purchase 50,000 shares of common stock under the Company’s 2001 Non-Employee Director Option Program (the “Program”) upon election or appointment to the Board of Directors. In addition, the Program provides that each non-employee director who is a director immediately prior to an annual meeting of the Company’s stockholders and who continues to be a director after such meeting, provided that such director has served as such for at least 11 months, is automatically granted an option to purchase 25,000 shares of common stock on the related annual meeting date. Options granted under the Program vest and become exercisable in three equal installments on each anniversary of their respective grant date. A copy of the Program is filed as Exhibit 10.31 to the Company’s Annual Report on Form 10-K that was filed with the SEC on June 12, 2001.
     The Company has entered into indemnification agreements with each of its directors, the form of which is filed as Exhibit 10.3 to the Company’s Annual Report on Form 10-K that was filed with the SEC on July 11, 2003.
     The compensation arrangements the Company has with its directors are reviewed and may be modified from time to time by its Board of Directors.